Company Contact: Jingwei International Limited Yong Xu or Vanessa Bao Tel: +86-755-8631-9436 Email: vanessa@jingweicom.com www.jingweicom.com	Investor Relations Contact: CCG Investor Relations Mr. Crocker Coulson Phone: +1-646-213-1915(New York) E-mail:crocker.coulson@ccgir.com www.ccgir.com

Jingwei International Provides Preliminary Overview of 1H 2010, Reaffirms Full Year 2010 Guidance

-- 1H 2010E revenue expected at $12.9 million-$13.2 million, up 61.3%-65.0% from 1H 2009

-- 1H 2010E net income expected at $3.0 million-$3.3 million, up 114.3%-135.7% from 1H 2009

Shenzhen, China, July 12, 2010 /PRNewswire/ -- Jingwei International Limited (NASDAQ: JNGW) ("Jingwei" or the "Company"), a leading provider of data-mining, interactive marketing and software services in the rapidly growing Chinese market, today announced that it has reaffirmed 2010 guidance of revenue of $37.5 million to $42.0 million and net income of $7.3 million to $8.2 million. During the first six months of 2010, the Company expects to achieve revenue in the range of $12.9 million to $13.2 million, 61.3% to 65.0% higher than the comparable period in 2009 and net income in the range of $3.0 million to $3.3 million, 114.3% to 135.7% higher than the first six months of 2009.

Rick Luk, the Company’s Chief Executive Officer, commented, “In 2010, Jingwei’s growth story reached a favorable inflection point, and we believe we’re well positioned to capitalize on China’s rapid growth in consumer spending, as well as the country’s major network modernization programs in the telecom and power industries. Furthermore, by leveraging our unparalleled database of over 400 million Chinese consumer profiles, we have been establishing new growth opportunities in interactive marketing, mobile marketing and mobile VAS solutions.”

Guidance for the first half of 2010 is based on preliminary unaudited financial information and is subject to revision once the company completes its consolidated financial statements for the second quarter of 2010.

About Jingwei International

Jingwei International Limited ("Jingwei") is a leading provider of data-mining, interactive marketing services and software solutions in the rapidly growing Chinese market. Powered by advanced data mining technology and a proprietary database of over 400 million Chinese consumers, Jingwei enables leading Chinese companies as well as international brands to reach their target audiences. The Company's products and services include software services and system integration, data mining and business intelligence services, interactive marketing, mobile internet marketing, wireless VAS and mobile products. Jingwei is evolving into a dominant player in interactive marketing services and mobile internet marketing solutions in China.

For more information, please visit the Company's web site: http://www.jingweicom.com ..

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with effects of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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